CONSENT OF INDEPENDENT AUDITORS

          We consent to the reference to our firm under caption “Experts” and to the incorporation by reference in the Registration Statement on Form S-1 (Pre-Effective Amendment No. 6 to Form SB-2) of Assured Pharmacy Inc., pertaining to 13,599,250 shares of Common Stock of Assured Pharmacy, Inc., of our report dated April 2, 2007, except for Note 14, as to which the date is January 29, 2008, with respect to the consolidated financial statements of Assured Pharmacy, Inc., included in this Registration Statement, for the year ended December 31, 2006.

/s/ Miller, Ellen & Company, LLP
Certified Public Accountants

New York, New York
February 13, 2008